Exhibit 10.02

                                SCANA CORPORATION

                      EXECUTIVE DEFERRED COMPENSATION PLAN



                             as amended and restated
                                 effective as of
                                  July 1, 2001







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                                SCANA CORPORATION

                      EXECUTIVE DEFERRED COMPENSATION PLAN


                                TABLE OF CONTENTS

                                                                   Page


SECTION 1.  ESTABLISHMENT AND PURPOSE                                        1

   1.1        ESTABLISHMENT AND HISTORY OF THE PLAN                          1
   1.2        DESCRIPTION OF THE PLAN                                        1
   1.3        PURPOSE OF THE PLAN                                            1
   1.4        EFFECTIVE DATE                                                 2

SECTION 2.  DEFINITIONS                                                      3

   2.1        DEFINITIONS                                                    3
   2.2        GENDER AND NUMBER                                              6

SECTION 3.  ELIGIBILITY AND PARTICIPATION                                    7

   3.1        ELIGIBILITY                                                    7
   3.2        PARTICIPATION                                                  7
   3.3        CONTINUED PARTICIPATION                                        7

SECTION 4. DEFERRALS                                                         8

   4.1        DEFERRAL ELECTION                                              8
   4.2        CREDITING OF EMPLOYER MATCHING DEFERRALS                       8
   4.3        DEFERRAL PERIOD                                                9
   4.4        FORM OF PAYMENT OF DEFERRED AMOUNTS                            9
   4.5        MODIFICATION OF DEFERRAL DATE                                 10

SECTION 5.  KEDCP LEDGERS - DEFERRED COMPENSATION ACCOUNTS                  11

   5.1        PARTICIPANT ACCOUNTS                                          11
   5.2        HYPOTHETICAL EARNINGS                                         11
   5.3        CHARGES AGAINST ACCOUNTS                                      11

SECTION 6.  PAYMENT OF DEFERRED AMOUNTS                                     12

   6.1        PAYMENT OF DEFERRED AMOUNTS                                   12
   6.2        ACCELERATION OF PAYMENTS                                      12
   6.3        FINANCIAL EMERGENCY                                           12
   6.4        ACCELERATION SUBJECT TO SUBSTANTIAL LIMITATIONS               13
   6.5        COMMITTEE MODIFICATION OF INSTALLMENT DISTRIBUTION OPTIONS    14

SECTION 7.  BENEFICIARY DESIGNATION                                         15

   7.1        DESIGNATION OF BENEFICIARY                                    15
   7.2        DEATH OF BENEFICIARY                                          15
   7.3        INEFFECTIVE DESIGNATION                                       15

SECTION 8.  CHANGE IN CONTROL PROVISIONS                                    17

   8.1        ACCELERATED DISTRIBUTIONS UPON CHANGE IN CONTROL              17
   8.2        TAX COMPUTATION                                               17
   8.3        NO SUBSEQUENT RECALCULATION OF TAX LIABILITY                  17
   8.4        SUCCESSORS                                                    18
   8.5        AMENDMENT AND TERMINATION AFTER CHANGE IN CONTROL             18

SECTION 9.  GENERAL PROVISIONS                                              19

   9.1        CONTRACTUAL OBLIGATION                                        19
   9.2        UNSECURED INTEREST                                            19
   9.3        "RABBI" TRUST                                                 19
   9.4        EMPLOYMENT/PARTICIPATION RIGHTS                               19
   9.5        NONALIENATION OF BENEFITS                                     20
   9.6        SEVERABILITY                                                  20
   9.7        NO INDIVIDUAL LIABILITY                                       20
   9.8        APPLICABLE LAW                                                20

SECTION 10.  PLAN ADMINISTRATION, AMENDMENT AND TERMINATION                 21

   10.1       IN GENERAL                                                    21
   10.2       CLAIMS PROCEDURE                                              21
   10.3       FINALITY OF DETERMINATION                                     21
   10.4       DELEGATION OF AUTHORITY                                       21
   10.5       EXPENSES                                                      21
   10.6       TAX WITHHOLDING                                               21
   10.7       INCOMPETENCY                                                  21
   10.8       NOTICE OF ADDRESS                                             22
   10.9       AMENDMENT AND TERMINATION                                     22

SECTION 11.  EXECUTION                                                      23






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                                SCANA CORPORATION

                      EXECUTIVE DEFERRED COMPENSATION PLAN

            (As Amended and Restated, formerly the SCANA Corporation
                     Supplementary Voluntary Deferral Plan)


                      SECTION 1. ESTABLISHMENT AND PURPOSE


1.1 Establishment and History of the Plan. SCANA Corporation established, effective as of January 1, 1987, this supplementary voluntary deferred compensation plan for executives known as the "SCANA Corporation Supplementary Voluntary Deferral Plan" (the "SVDP"). SCANA Corporation also established: (1) effective as of October 15, 1986, a deferred compensation plan for executives known as the "SCANA Corporation Voluntary Deferral Plan" (the "VDP"); and (2) effective as of December 18, 1996, a consolidated deferred compensation plan for selected executives known as the "SCANA Corporation Key Employee Retention Program" ("KERP"), which was a consolidation of various individual agreements with executives, previously established. The VDP, KERP, and SVDP have been amended from time to time after their initial adoption for various design and administrative changes. Further, the VDP, KERP, and SVDP were amended and restated effective as of December 18, 1996 to include provisions applicable upon a Change in Control. The VDP, KERP, and SVDP were further amended and restated effective as of October 21, 1997 to include various administrative provisions and to clarify certain provisions regarding a Change in Control.

         Effective as of July 1, 2000, the KERP was amended to provide a cash balance-type benefit for all participants. Effective as of July 1, 2001, the KERP and VDP were amended and merged with and into this Plan, which was re-named as the "SCANA Corporation Executive Deferred Compensation Plan" (hereinafter called the "Plan"). Effective as of January 1, 2002, the KERP cash balance-type benefit was frozen and this Plan was amended and restated to include new deferral opportunities as set forth herein.

1.2 Description of the Plan. This Plan is intended to constitute a non-qualified deferred compensation plan which, in accordance with ERISA Sections 201(2), 301(a)(3) and 401(a)(1), is unfunded and established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.3 Purpose of the Plan. The purpose of this Plan is to enable the Company to attract and retain persons of outstanding competence, to provide incentive benefits to a very select group of key management employees who contribute materially to the continued growth, development, and future business success of the Company, and to provide a means whereby certain amounts payable by the Company to selected executives may be deferred to some future period.

1.4 Effective Date. This amended and restated Plan is generally effective as of July 1, 2001, except as otherwise specifically provided herein (including in the appendices to the Plan) or in resolutions adopted by the Board or the Committee.


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                             SECTION 2. DEFINITIONS


2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized:

         (a) "Agreement" means a contract between an Eligible Employee and the Company permitting the Eligible Employee to participate in the Plan and delineating the benefits (if any) that are to be provided to the Eligible Employee in lieu of or in addition to the benefits described under the terms of this Plan.

         (b) "Additional Deferral" means the pre-tax deferrals of Excess Compensation made by a Participant under this Plan of up to nineteen percent (19%) of his Excess Compensation in accordance with Section 4.1(b).

         (c) "Basic Deferral" means the pre-tax deferrals of Excess Compensation made by a Participant under this Plan of up to six percent (6%) of his Excess Compensation in accordance with Section 4.1(a).

         (d) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

         (e) "Beneficiary" means any person or entity who, upon the Participant's death, is entitled to receive the Participant's benefits under the Plan in accordance with Section 7 hereof.

         (f)      "Board" means the Board of Directors of the Corporation.
                   -----

         (g) "Bonus Deferral" means the pre-tax deferrals of Performance Share Awards made by a Participant under this Plan of up to one hundred percent (100%) of his Performance Share Award in accordance with Section 4.1(c).

         (h) "Change in Control" means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

                  (i) Any Person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d)) is or becomes the Beneficial Owner, directly or indirectly, of twenty five percent (25%) or more of the combined voting power of the outstanding shares of capital stock of the Corporation;

                  (ii) During any period of two (2) consecutive years (not including any period prior to December 18, 1996) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

                  (iii) The issuance of an Order by the Securities and Exchange Commission (SEC), under Section 9(a)(2) of the Public Utility Holding Company Act of 1935 (the "1935 Act"), authorizing a third party to acquire five percent (5%) or more of the Corporation's voting shares of capital stock;

                  (iv) The shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting shares of capital stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of capital stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting shares of capital stock of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets; or

                  (v) The shareholders of the Corporation approve a plan of complete liquidation, or the sale or disposition of South Carolina Electric & Gas Company (hereinafter SCE&G), South Carolina Pipeline Corporation, or any subsidiary of SCANA designated by the Board of Directors of SCANA as a "Material Subsidiary," but such event shall represent a Change in Control only with respect to a Participant who has been exclusively assigned to SCE&G, South Carolina Pipeline Corporation, or the affected Material Subsidiary.

         (i)      "Code" means the Internal Revenue Code of 1986, as amended.
                   ----

         (j) "Code Limitations" means the limitations imposed on deferrals under and contributions to the Qualified Plan under Code Sections 401(a)(17), 401(k)(3), 401(m)(2), 402(g)(1), 415, and such other Code sections as the Committee, in its sole discretion, may designate.

         (k) "Committee" means the Management Development and Corporate Performance Committee of the Board. Any references in this Plan to the "Committee" shall be deemed to include references to the designee appointed by the Committee under Section 10.4.

         (l) "Company" means the Corporation and any subsidiaries of the Corporation and their successor(s) or assign(s) that adopt this Plan through execution of Agreements with any of their Employees or otherwise. When the term "Company" is used with respect to an individual Participant, it shall refer to the specific company at which the Participant is employed, unless otherwise required by the context.

         (m) "Compensation" means the Participant's Eligible Earnings (as defined in the Qualified Plan), determined without regard to the limitation on compensation otherwise required under Code Section 401(a)(17), and without regard to any deferrals or the foregoing of compensation under this or any other plan of deferred compensation maintained by the Company.

         (n) "Corporation" means SCANA Corporation, a South Carolina corporation, or any successor thereto.


         (o) "Eligible Employee" means an Employee who is employed by the Company in a high-level management or administrative position, including employees who also serve as officers of the Company, and who is eligible for awards under the SCANA Corporation Long-Term Equity Compensation Plan.

         (p) "Employee" means a person who is actively employed by the Company and who falls under the usual common law rules applicable in determining the employer-employee relationship.

         (q) "Employer Matching Deferral" means the deferrals credited to Participants' EDCP Ledgers in accordance with Section 4.2.

         (r) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


         (s) "Excess Compensation" means the Compensation otherwise payable to an Eligible Employee in excess of the dollar limitation imposed under Code
Section 401(a)(17) (or such other dollar limitation as may be set by the Committee in its sole discretion for any Year).

         (t) "Exchange Act" means the Securities Exchange Act of 1934, as amended.


         (u) "Investment Options" means those hypothetical targeted investment options designated by the Committee as measurements of the rate of return to be credited to (or charged against) Participants' EDCP Ledgers.

         (v) "EDCP Ledger" means the bookkeeping ledger account used to track deferred amounts under the Plan together with credited earnings (or losses) that reflect the Investment Options applicable with respect to each Participant's deferred amounts.

         (w) "Participant" means any Eligible Employee who is participating in the Plan in accordance with the provisions herein set forth. If a Participant had previously deferred amounts credited to a EDCP Ledger and such Participant is no longer eligible to participate hereunder (due to a Committee designation of his ineligibility), he shall be covered under this Plan as an inactive Participant. Except for those provisions related to deferral opportunities, references herein to a Participant shall be deemed to include references to such inactive Participants, unless otherwise required by the context.

         (x) "Performance Share Award" means the amount payable from the Performance Share Award portion of the SCANA Corporation Long-Term Equity Compensation Plan to a Participant in a Year.

         (y) "Retirement" means termination of employment after attainment of "Retirement Age," which shall be the later of attainment of age 55 and completion of 20 years of vesting service (as determined under the SCANA Corporation Retirement Plan) or attainment of age 65.

         (z) "Qualified Plan" means the SCANA Corporation Stock Purchase-Savings Plan, as amended from time to time.


         (aa)     "Year" means the calendar year.
                   ----

2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.


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                    SECTION 3. ELIGIBILITY AND PARTICIPATION


3.1 Eligibility. An Eligible Employee shall become eligible to participate in this Plan as follows:


         (a) To be eligible to participate in this Plan for purposes of making Basic Deferrals or Additional Deferrals (and to benefit from Employer Matching Deferrals) for any Year, the Eligible Employee must earn Compensation during that Year in excess of the applicable dollar limitation on compensation under Code Section 401(a)(17) (or such other dollar limitation as may be set by the Committee in its sole discretion for any Year) and the Eligible Employee must have elected to defer the maximum allowable pre-tax deferrals under the Qualified Plan for the Year.

         (b) Eligible Employees are automatically eligible to participate in this Plan for purposes of making Bonus Deferrals.

         (c) Eligible Employees are automatically eligible to participate in this Plan if they are so eligible for purposes of making SVDP deferrals in accordance with the SVDP provisions described in Appendix A or for purposes of deferrals attributable to their transferred KERP cash balance accounts, if any, as described in Appendix B.

         (d) All Eligible Employees will be required, as a condition of participation, to execute such written participation agreements as required by the Committee from time to time. 3.2 Participation. An Employee who meets the eligibility requirements of Section 3.1 may become a Participant in this Plan by electing to defer a portion of his Excess Compensation or Performance Share Award on such form and in such manner as determined by the Committee pursuant to
Section 4.

3.3 Continued Participation. Once an Eligible Employee becomes a Participant, he shall continue to be eligible to participate for all future years until his termination of employment or death or unless and until the Committee shall designate that individual as ineligible to participate. If a Participant becomes ineligible to participate for future deferrals under this Plan, he shall retain all the rights described under this Plan with respect to deferrals previously made while an active Participant.

                              SECTION 4. DEFERRALS


4.1 Deferral Election. Subject to the conditions set forth in this Plan, a Participant may elect to defer amounts hereunder as follows:

         (a) Basic Deferrals. An Eligible Employee may elect to defer Basic Deferrals under this Plan in whole percentages up to six percent (6%) of his Excess Compensation.

         (b) Additional Deferrals. Effective as of January 1, 2002, an Eligible Employee may elect to defer Additional Deferrals under this Plan in whole percentages up to nineteen percent (19%) of his Excess Compensation.

         (c) Bonus Deferrals. Effective as of January 1, 2002, an Eligible Employee may elect to defer under this Plan, in whole percentages, up to one hundred percent (100%) of his Performance Share Award otherwise payable for a Year, as a Bonus Deferral.

         (d) Deferral Procedures for Basic and Additional Deferrals. All elections under Section 4.1(a) and Section 4.1(b) must be made at such time and in such manner as specified by the Committee prior to the payroll period in which such Excess Compensation is otherwise earned. Once a Basic Deferral or Additional Deferral election is made, it shall remain in effect for all future Excess Compensation otherwise payable in all future periods until affirmatively changed by the Participant. Participants may amend their Basic Deferral or Additional Deferral elections at any time, with respect to Excess Compensation to be earned after the date of such modified election. The Committee is permitted but not required to establish deferral procedures pursuant to which Participants are eligible to make separate deferral elections with respect to base salary and short-term incentive awards. Eligible Employee Basic Deferrals and Additional Deferrals shall be credited to the Participant's EDCP Ledger(s) at such times and in such manner as determined by the Committee, in its sole discretion, but no less frequently than monthly.

         (e) Deferral Procedures for Bonus Deferrals. Elections made under
Section 4.1(c) must be made no later than the end of the second Year of any three-year award cycle established under the Performance Share Award portion of the SCANA Corporation Long-Term Equity Compensation Plan, and shall apply to the Participant's award that is otherwise payable, if at all, in the Year following the Year beginning immediately after the date the deferral election is made. Any Bonus Deferral election made for any Year shall apply solely with respect to the award otherwise payable in that Year and not any future Year. Eligible Employee Bonus Deferrals shall be credited to the Participant's EDCP Ledger(s) in such manner as determined by the Committee, in its sole discretion, but no later than as of the last business day of the month following the month in which the Participant's Performance Share Award is otherwise payable.

4.2 Crediting of Employer Matching Deferrals. Effective as of January 1, 2002, a Participant who has elected to have a Basic Deferral under Section 4.1(a) will automatically be credited with an amount equal to the Employer Matching Contribution to which the Participant would have been entitled under the Qualified Plan had his Basic Deferrals under this Plan been made under the Qualified Plan, disregarding any Code Limitations. Such Employer Matching Deferrals shall be credited to each the Participant's "termination of employment" EDCP Ledger at such times and in such manner as the Committee, in its sole discretion determines, but no less frequently than monthly. For periods prior to January 1, 2002, a Participant shall be entitled to an Employer Matching Deferral in accordance with the terms of Appendix A.

4.3 Deferral Period. With respect to deferrals made in accordance with Section 4.1, each Participant may elect the deferral period for each separate deferral. Effective as of January 1, 2002, and subject to the modification of deferral date provisions of Section 4.5 and the acceleration provisions of Section 6, a Participant may elect to defer his Basic Deferrals, Additional Deferrals, and Bonus Deferrals until his termination of employment or for a specified number of years (or until a specified date). All such deferrals are subject to the establishment of EDCP Ledgers in accordance with Section 5.1 and any additional limitations that the Committee in its sole discretion may choose to apply.

         Notwithstanding any deferral period election otherwise made by a Participant, payments of deferred amounts here under shall be paid or begin to be paid as soon as practicable following the earliest to occur of:

         (a)      Death,

         (b) Disability as defined by the Long-Term Disability provisions of the SCANA Corporation Health and Disability Plan,

         (c)      Retirement, or

         (d)      Any other termination of employment.

4.4 Form of Payment of Deferred Amounts. At the same time as the election made pursuant to Section 4.1 and Section 4.3, and subject to the acceleration provisions of Section 6, each Participant must also elect the manner in which his deferred amounts will be paid.

         (a) Mandatory Single Sum Cash Payments. All amounts that are to be paid at a date certain prior to a Participant's termination of employment, death, or disability must be paid in the form of a single sum cash payment. Also, except as provided in Section 4.4(b), all deferred amounts otherwise payable upon a Participant's termination of employment, death, or Disability shall be paid in the form of a single sum cash payment.

         (b) Optional Forms of Distribution. Effective as of January 1, 2002, in lieu of a single sum cash payment, a Participant may elect to have all amounts payable hereunder after his Retirement, death after attainment of Retirement Age, or termination of employment due to Disability paid in the form of annual installment payments over a period not to exceed fifteen (15) years commencing as soon as practicable after Retirement, death or Disability. A Participant may elect to change his election as to the form of payment of deferred amounts at any time before his termination of employment; provided, however, that an election as to a form of payment shall not be valid unless it has been in effect for at least twelve (12) months before the Participant's Retirement, death after attainment of Retirement Age, or Disability. If an election otherwise made is not effective because it was not in effect for at least twelve (12) months before the Participant's Retirement, death after attainment of Retirement Age, or Disability, the last valid distribution election shall be effective or, in the absence of a valid election, all amounts shall be paid in the form of a single sum cash payment. Unless specifically elected otherwise, payments of all deferred amounts will be made in a single lump sum cash payment paid as soon as practicable after the conclusion of the applicable deferral period pursuant to
Section 4.3.

4.5 Modification of Deferral Date. Effective as of January 1, 2002, a Participant may request that the Committee approve a modification to his "date certain" deferral, as follows:

         (a) A Participant may request that the Committee approve an additional deferral period of at least twelve (12) months with respect to any amount that was initially deferred to a "date certain" EDCP Ledger. Any such request must be made, in accordance with such procedures established by the Committee, in its discretion, at least twelve (12) months before the expiration of the date certain deferral period for any previously deferred amount with respect to which an additional deferral election is requested. Notwithstanding the foregoing, if a Participant had previously deferred amounts to a "termination of employment" EDCP Ledger and subsequently elected to accelerate the distribution of all or part of such amounts to a date certain, pursuant to Section 6.4(b), that election is irrevocable and the Participant may not make any further deferral elections with respect to such amounts.

         (b) A Participant may request, in accordance with such procedures established by the Committee, in its discretion, that the Committee approve a modified deferral date for the Participant's "date certain" EDCP Ledger as long as the modified deferral date is no earlier than twelve (12) months from the date of such election and the original date certain to which amounts were deferred is not within twelve (12) months from the date of such modification election.

            SECTION 5. EDCP LEDGERS - DEFERRED COMPENSATION ACCOUNTS


5.1 Participant Accounts. The Committee shall establish and maintain for each Participant a bookkeeping account or accounts to track deferrals made by such Participant. Such accounts shall be referred to herein as "EDCP Ledgers." Deferred amounts shall be credited to each Participant's EDCP Ledger(s) at such times as required under Section 4. Effective as of January 1, 2002, no more than two EDCP Ledgers may be established at any time for any Participant reflecting amounts deferred to a date certain (the Participant's "date certain" EDCP Ledger) separately from amounts initially deferred to termination of employment (the Participant's "termination of employment" EDCP Ledger). Once amounts are completely paid from the Participant's "date certain" EDCP Ledger, the Participant may establish a new "date certain" EDCP Ledger for future deferrals. In addition to deferrals otherwise provided for under Section 4, any Participant's cash balance account amounts transferred to this Plan from the KERP (as described in Appendix B) shall be credited to the Participant's "termination of employment" EDCP Ledger.

5.2 Hypothetical Earnings. Additional amounts shall be credited to (or deducted from) a Participant's EDCP Ledgers to reflect the hypothetical earnings (or losses) that would have been experienced had the deferred amounts been invested in the Investment Options selected by the Participant pursuant to his investment election. The Committee shall establish such procedures as it deems necessary, in its sole discretion, to allow Participants the ability to designate that all or a portion of amounts deferred to their EDCP Ledgers be hypothetically invested among the Investment Options. The Committee is authorized to select an Investment Option to serve as a default Investment Option in the absence of an actual election by any Participant. All amounts credited to Participants' EDCP Ledgers shall continue to be hypothetically invested among the Investment Options until such amounts are paid in full to the Participant (or his Beneficiary). Notwithstanding the foregoing, and subject to Section 9.2, no Participant shall have a right to designate the specific actual investment of deferred amounts.

5.3 Charges Against Accounts. There shall be charged against each Participant's account any payments made to the Participant or to his Beneficiary in accordance with Section 6 hereof.

                     SECTION 6. PAYMENT OF DEFERRED AMOUNTS


6.1 Payment of Deferred Amounts. Payment of a Participant's EDCP Ledger(s), including accumulated hypothetical earnings (or losses), shall be paid in cash commencing with the conclusion of the deferral period otherwise provided in
Section 4. The payments shall be made in the manner selected by the Participant under Section 4.4. The amount of any annual installment payment shall equal the Participant's distributable EDCP Ledger(s), determined as of the last day of the month preceding the payment date multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining to be paid.

6.2 Acceleration of Payments. Notwithstanding the deferral period otherwise applicable to deferred amounts hereunder, effective as of January 1, 2002:

         (a) if a Participant dies after commencement of installment payments and prior to the payment of all amounts credited to his EDCP Ledger(s), the balance of any amount payable shall continue to be paid in installment distributions, unless:

                  (i) the Participant's Beneficiary is not a natural person (or a trust, the beneficiary of which is a natural person), or

                  (ii) the Participant's Beneficiary elects to accelerate the amounts remaining to be paid, pursuant to Section 6.3 or Section 6.4;

         (b) if the total amount payable from a Participant's EDCP Ledger(s) is less than $5,000 at the time for payment specified, such amount shall be paid in a lump sum; and

         (c)      if applicable, the provisions of Section 8 shall apply.

6.3 Financial Emergency. At any time before the time an amount is otherwise payable hereunder, a Participant (or the Participant's Beneficiary) may request, pursuant to such procedures prescribed by the Committee in its sole discretion, a single sum cash distribution of all or a portion of the amounts credited to his EDCP Ledger(s) due to the Participant's (or the Beneficiary's) severe financial hardship, subject to the following requirements:

         (a) Such distribution shall be made, in the sole discretion of the Committee, if the individual has incurred a severe financial hardship resulting from a sudden or unexpected illness or accident of the individual or the individual's dependent (as defined in Code Section 152(a)), loss of the individual's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the individual's control.

         (b) The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

                  (i) through reimbursement or compensation by insurance or otherwise,

                  (ii) by liquidation of the individual's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

                  (iii)    by cessation of deferrals under the Plan.

Examples of circumstances that are not considered to be unforeseeable emergencies include the need to send an individual's child to college or the desire to purchase a home.

         (c) In all events, distributions made pursuant to this Section 6.3 shall only be permitted to the extent reasonably needed to satisfy the emergency need. The Committee may require such evidence of the individual's severe financial hardship as it deems appropriate.

         (d) All distributions under this Section 6.3 shall be made from the Participant's EDCP Ledger(s) as soon as practicable after the Committee has approved the distribution and the amounts credited to the Participant's EDCP Ledger(s) shall be reduced on a pro rata basis among his elected Investment Options to reflect the accelerated distribution.

6.4 Acceleration Subject to Substantial Limitations. Effective as of January 1, 2002, at any time before an amount is otherwise payable hereunder, a Participant (or the Participant's Beneficiary) may request, pursuant to such procedures prescribed by the Committee in its sole discretion, that an accelerated distribution of all or a portion of the amounts credited to his EDCP Ledger(s) be made pursuant to the following provisions:

         (a) An individual may accelerate all or any portion of his EDCP Ledger(s) and have such amount paid in the form of a single sum cash payment as soon as practicable after receipt of such request by the Committee, provided, however, that an amount equal to ten percent (10%) of the amount requested by the Participant will be forfeited from the Participant's EDCP Ledger(s) immediately prior to such payment.

         (b) In lieu of (or in addition to) any acceleration payment under
Section 6.4(a) above, an individual may elect to accelerate the payment of all or any portion of the amounts otherwise payable from his EDCP Ledger(s), provided that:

                  (i) the accelerated amounts are not otherwise payable within twelve (12) months of the date of such election;

                  (ii) the accelerated amounts must be paid in the form of a single sum cash payment at the date specified by the individual; and

                  (ii) the accelerated payment may not be paid any earlier than twelve (12) months after the date such acceleration election is received by the Committee.

         (c) No individual may make more than two acceleration elections with respect to the individual's EDCP Ledger(s) in any Year.

         (d) All distributions under this Section 6.4 shall be made from the Participant's EDCP Ledger(s) in a single sum cash payment as soon as practicable after the date approved by the Committee and the amounts credited to the Participant's EDCP Ledger(s) shall be reduced on a pro rata basis among his elected Investment Options to reflect the accelerated distribution.

6.5 Committee Modification of Installment Distribution Options. Notwithstanding anything to the contrary in this Plan, the Committee, in its sole discretion, may choose to accelerate any installment distribution amounts otherwise payable hereunder to a Participant (or Beneficiary), with or without the consent of the Participant (or Beneficiary).

                       SECTION 7. BENEFICIARY DESIGNATION


7.1      Designation of Beneficiary.
         --------------------------

         (a) A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant's death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be in writing and signed by the Participant. The designation shall be effective only if and when delivered to the Corporation during the lifetime of the Participant. The Participant also may change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Corporation. The payment of amounts shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed and delivered to the Corporation. All Beneficiary designations shall be addressed to the Secretary of SCANA Corporation and delivered to his office, and shall be processed as indicated in subsection (b) below by the Secretary or by his authorized designee.

         (b) The Secretary of SCANA Corporation (or his authorized designee) shall, upon receipt of the Beneficiary designation:

                  (i) ascertain that the designation has been signed, and if it has not been, return it to the Participant for his signature;

                  (ii) if signed, stamp the designation "Received," indicate the date of receipt, and initial the designation in the proximity of the stamp.

7.2      Death of Beneficiary.
         --------------------

         (a) In the event that all of the Beneficiaries named in Section 7.1 predecease the Participant, the amounts that otherwise would have been paid to said Beneficiaries shall, where the designation fails to redirect to alternate Beneficiaries in such circumstance, be paid to the Participant's estate as the alternate Beneficiary.

         (b) In the event that two or more Beneficiaries are named, and one or more but less than all of such Beneficiaries predecease the Participant, each surviving Beneficiary shall receive any dollar amount or proportion of funds designated or indicated for him per the designation of Section 7.1, and the dollar amount or designated or indicated share of each predeceased Beneficiary which the designation fails to redirect to an alternate Beneficiary in such circumstance shall be paid to the Participant's estate as an alternate Beneficiary.

7.3      Ineffective Designation.
         -----------------------

         (a) In the event the Participant does not designate a Beneficiary, or if for any reason such designation is entirely ineffective, the amounts that otherwise would have been paid to the Beneficiary shall be paid to the Participant's estate as the alternate Beneficiary.

         (b) In the circumstance that designations are effective in part and ineffective in part, to the extent that a designation is effective, distribution shall be made so as to carry out as closely as discernable the intent of the Participant, with result that only to the extent that a designation is ineffective shall distribution instead be made to the Participant's estate as an alternate Beneficiary.

                    SECTION 8. CHANGE IN CONTROL PROVISIONS


8.1 Accelerated Distributions Upon Change in Control. Notwithstanding anything in this Plan to the contrary and subject to the terms of an individual Participant Agreement, if any, upon the occurrence of a Change in Control where there has not been a termination of the SCANA Corporation Key Executive Severance Benefits Plan prior thereto, the amounts (or remaining amounts) held in each Participant's EDCP Ledger(s) under this Plan as of the date of such Change in Control (referred to as each Participant's "EDCP Benefit") shall become immediately due and payable. All EDCP Benefits payable under this Section
8.1 shall be paid to each Participant (and his or her Beneficiary) in the form of a single lump sum cash payment, together with an amount (the "Gross-Up Payment") such that the net amount retained by each Participant after deduction of any excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) on such benefits (the "Excise Tax") and any federal, state, and local income tax and Excise Tax upon the EDCP Benefit and the Gross-Up Payment provided for by this Section 8 shall be equal to the value of the Participant's EDCP Benefit. Such payment shall be made by the Corporation (or to the extent assets are transferred to the SCANA Corporation Executive Benefit Plan Trust by the trustee of such trust in accordance with the trust's terms) to the Participant (or his Beneficiary) as soon as practicable following the Change in Control, but in no event later than the date specified by the terms of the SCANA Corporation Executive Benefit Plan Trust. In all events, if the SCANA Corporation Key Executive Severance Benefits Plan was terminated prior to such Change in Control, then the provisions of this Section shall not apply and Participants' benefits shall be determined and paid under the otherwise applicable provisions of the Plan and/or any individual Participant Agreement.

8.2 Tax Computation. For purposes of determining the amount of the Gross-Up Payment referred to in Section 8.1, whether any of a Participant's EDCP Benefit will be subject to the Excise Tax, and the amounts of such Excise Tax: (i) there shall be taken into account all other payments or benefits received or to be received by a Participant in connection with a Change in Control of the Corporation (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Corporation, any person whose actions result in a Change in Control of the Corporation or any person affiliated with the Corporation or such person); and (ii) the amount of any Gross-Up Payment payable with respect to any Participant (or his Beneficiary) by reason of such payment shall be determined in accordance with a customary "gross-up formula," as determined by the Committee it its sole discretion.

8.3 No Subsequent Recalculation of Tax Liability. The Gross-Up Payments described in the foregoing provisions of this Section 8 are intended and hereby deemed to be a reasonably accurate calculation of each Participant's actual income tax and Excise Tax liability under the circumstances (or such tax liability of his Beneficiary), the payment of which is to be made by the Corporation or the SCANA Corporation Executive Benefit Plan Trust. All such calculations of tax liability shall not be subject to subsequent recalculation or adjustment in either an underpayment or overpayment context with respect to the actual tax liability of the Participant (or his Beneficiary) ultimately determined as owed.

8.4 Successors. Notwithstanding anything in this Plan to the contrary, and subject to the terms of an individual Agreement, if any, upon the occurrence of a Change in Control, and only if the SCANA Corporation Key Executive Severance Benefits Plan ("KESBP") was terminated prior to such Change in Control, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, subject to the remaining provisions of this Section
8.4. In the event of such a Change in Control where the KESBP is terminated, Participants shall become entitled to benefits hereunder in accordance with the terms of this Plan, and any individual Agreement, based on amounts credited to each Participant's EDCP Ledger(s) as of the date of such Change in Control plus accumulated hypothetical earnings (or losses) attributable thereto (adjusted to reflect any change from the most recent EDCP Ledger calculation to the end of the month prior to the month such amounts are distributed to each Participant, based on the Investment Options in effect at such time). In the case of any Change in Control, any successor to the Company shall not be required to provide for additional deferral of benefits beyond the date of such Change in Control. In addition, and notwithstanding Section 8.5 to the contrary, if there is a Change in Control and the KESBP is terminated prior to such Change in Control, a successor to the Company may amend this Plan to provide for an automatic lump sum distribution of the then current value of Participants' EDCP Ledger(s), including accumulated hypothetical earnings (or losses) attributable thereto (adjusted to reflect any change since the most recent EDCP Ledger calculation) hereunder without such amendment being treated as an amendment reducing any benefits earned.

8.5 Amendment and Termination After Change in Control. Notwithstanding the foregoing, and subject to this Section 8, no amendment, modification or termination of the Plan may be made, and no Participants may be added to the Plan, upon or following a Change in Control if it would have the effect of reducing any benefits earned (including optional forms of distribution) by any Participant prior to such Change in Control without the written consent of all of the Plan's Participants covered by the Plan at such time. In all events, however, the Corporation reserves the right to amend, modify or delete the provisions of Section 8 at any time prior to a Change in Control, pursuant to a Board resolution adopted by a vote of two-thirds (2/3) of the Board members then serving on the Board.

                         SECTION 9. GENERAL PROVISIONS


9.1 Contractual Obligation. It is intended that the Corporation is under a contractual obligation to make payments from a Participant's account when due. Payment of account balances shall be made out of the general funds of the Corporation as determined by the Board without any restriction of the assets of the Corporation relative to the payment of such contractual obligations; the Plan is, and shall operate as, an unfunded plan.

9.2 Unsecured Interest. No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Corporation. To the extent that any person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

9.3 "Rabbi" Trust. In connection with this Plan, the Board has established a grantor trust (known as the "SCANA Corporation Executive Benefit Plan Trust") for the purpose of accumulating funds to satisfy the obligations incurred by the Corporation under this Plan (and such other plans and arrangements as determined from time to time by the Corporation). At any time prior to a Change in Control, as that term is defined in such Trust, the Corporation may transfer assets to the Trust to satisfy all or part of the obligations incurred by the Corporation under this Plan, as determined in the sole discretion of the Committee, subject to the return of such assets to the Corporation at such time as determined in accordance with the terms of such Trust. Notwithstanding the establishment of the Trust, the right of any Participant to receive future payments under the Plan shall remain an unsecured claim against the general assets of the Corporation.

9.4      Employment/Participation Rights.
         -------------------------------

         (a) Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

         (b) Nothing in the Plan shall be construed to be evidence of any agreement or understanding, express or implied, that the Company will continue to employ a Participant in any particular position or at any particular rate of remuneration.

         (c) No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

         (d) Nothing in this Plan shall affect the right of a recipient to participate in and receive benefits under and in accordance with any pension, profit-sharing, deferred compensation or other benefit plan or program of the Company.

9.5      Nonalienation of Benefits.
         -------------------------

         (a) No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void; nor shall any such disposition be compelled by operation of law.

         (b) No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under the Plan.

         (c) If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit hereunder, then such right or benefit shall, in the sole discretion of the Committee, cease, and the Committee shall direct in such event that the Corporation hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary in such manner and in such proportion as the Committee may deem proper.

9.6 Severability. If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

9.7 No Individual Liability. It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Corporation or any representative appointed hereunder by the Corporation, under or by reason of any of the terms or conditions of the Plan.

9.8 Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of South Carolina except to the extent governed by applicable federal law.

           SECTION 10. PLAN ADMINISTRATION, AMENDMENT AND TERMINATION


10.1 In General. This Plan shall be administered by the Committee, which shall have the sole authority, in its sole discretion, to construe and interpret the terms and provisions of the Plan and determine the amount, manner and time of payment of any benefits hereunder. The Committee shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Committee may adopt such rules as it deems necessary, desirable or appropriate in administering this Plan and the Committee may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the Committee pursuant to a delegation of duties from the Committee.

10.2 Claims Procedure. Any person dissatisfied with the Committee's determination of a claim for benefits hereunder must file a written request for reconsideration with the Committee. This request must include a written explanation setting forth the specific reasons for such reconsideration. The Committee shall review its determination promptly and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant. Such claimant shall be given a reasonable time within which to comment, in writing, to the Committee with respect to such explanation. The Committee shall review its determination promptly and render a written decision with respect to the claim. Such decision upon matters within the scope of the authority of the Committee shall be conclusive, binding, and final upon all claimants under this Plan.

10.3 Finality of Determination. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

10.4 Delegation of Authority. The Committee may, in its discretion, delegate its duties to an officer or other Employee of the Company, or to a committee composed of officers or Employees of the Company.

10.5 Expenses. The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Corporation.


10.6 Tax Withholding. The Corporation shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

10.7 Incompetency. Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee under the South Carolina Code of Laws, or other person legally vested with the care of his estate has been appointed. In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for the care of such person otherwise entitled to payment.

         In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provisions of this Section 10.7 shall be a complete discharge of liability therefor under the Plan.

10.8 Notice of Address. Any payment made to a Participant or to his designated Beneficiary at the last known post office address of the distributee on file with the Corporation, shall constitute a complete acquittance and discharge to the Corporation and any director or officer with respect thereto, unless the Corporation shall have received prior written notice of any change in the condition or status of the distributee. Neither the Corporation nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of the Participant or his designated Beneficiary.

10.9 Amendment and Termination. The Corporation expects the Plan to be permanent but, because future conditions affecting the Corporation cannot be anticipated or foreseen, the Corporation reserves the right to amend, modify, or terminate the Plan at any time by action of its Board, subject to Section 8.5; provided, however, that any such action shall not diminish retroactively any amounts, both deferred amounts and any hypothetical earnings (or losses) thereon, which have been credited to any Participant's EDCP Ledger(s). If the Board amends the Plan to cease future deferrals hereunder or terminates the Plan, the Board may, in its sole discretion, direct that the value of each Participant's EDCP Ledger(s) be paid to each Participant (or Beneficiary, if applicable) in an immediate lump sum payment. In the absence of any such direction from the Board, the Plan shall continue as a "frozen" plan under which no future deferrals will be recognized (however, hypothetical earnings (or losses) shall continue to be recognized in accordance with the Investment Options that continue to be made available under the Plan) and each Participant's benefits shall be paid in accordance with the otherwise applicable terms of the Plan.

                              SECTION 11. EXECUTION


         IN WITNESS WHEREOF, the Corporation has caused this SCANA Corporation Executive Deferred Compensation Plan to be executed by its duly authorized officer this _2nd_ day of _August, 2001, to be effective as of the dates specified herein.

                                     SCANA CORPORATION

                                     By:  s/W. B. Timmerman
                                          -----------------
                                     Title:  Chairman, President and
                                             Chief Executive Officer
ATTEST:

s/Lynn M. Williams
 --------------------
Secretary

                      APPENDIX A - SPECIAL SVDP PROVISIONS


A.1 Amendment of SVDP. Effective as of July 1, 2001, this Plan was amended and re-named as set forth herein. Notwithstanding anything herein to the contrary, the provisions of this Plan as in effect on June 30, 2001 shall remain in effect until January 1, 2002 and the terms of such provisions are incorporated by reference herein. Participants' balances, if any, attributable to periods prior to January 1, 2002 are referred to in this Appendix A as "SVDP Balances."

A.2 SVDP Deferral Eligibility and Amounts. For periods prior to January 1, 2002, Eligible Employees who are otherwise eligible to participate in this Plan in accordance with the terms of the Plan in effect as of June 30, 2001 shall remain so eligible. The deferred amounts (including Employer Matching Deferrals) to which they are entitled (and the Investment Options available with respect to such deferred amounts) shall be determined by reference to the terms of the Plan in effect as of June 30, 2001.

A.3 SVDP Deferral Periods; Form of Distribution. All SVDP Balances accumulated prior to January 1, 2002, shall be included in the Participant's "termination of employment" EDCP Ledger (as defined in Section 5) and shall be payable in a single sum cash distribution as soon as practicable after the earlier of the Participant's termination of employment or death. Prior to January 1, 2002, such amounts are eligible for an accelerated withdrawal under the financial hardship provisions under Section 6.3 and no other accelerated withdrawal provisions apply.

A.4 Termination of Appendix A. Except as provided in Section 8.5, the provisions of this Appendix A shall automatically terminate as of January 1, 2002, without any further action by the Company, the Board or the Committee, previously deferred amounts under the SVDP shall continue to be administered pursuant to the otherwise applicable provisions of the Plan, and the remaining provisions of this Plan shall apply for all periods on and after January 1, 2002.

                     APPENDIX B - TRANSFERRED KERP BENEFITS


B.1 Amendment of KERP. Effective as of July 1, 2000, the SCANA Corporation Key Employee Retention Plan ("KERP") was amended to provide for a cash balance-type benefit for all covered participants, as described in Section B.2 below. Effective as of July 1, 2001, KERP Participants' benefits were merged with and into this Plan.

B.2 Calculation of KERP Cash Balance Account Benefit. In accordance with the amendment described in Section B.1, each KERP Participant, as of June 30, 2000 was credited with a KERP opening cash balance account equal to the portion of the present value of the projected KERP benefit earned by the Participant, as of such date, based on the Participant's service with the Company as of June 30, 2000. Prior to such amendment, the KERP benefit formula generally provided for a benefit of 25% of the Participant's final average 36 months of base pay, payable over 15 years commencing upon the Participants retirement at age 65 or after 35 years of service. A KERP Participant's projected KERP benefit was determined under the KERP benefit formula described in the preceding sentence, assuming a four percent (4%) annual salary increase to the earlier of age 65 or 35 years of service. The present value of this projected KERP benefit payable over 15 years was determined using an interest rate of 6.35% and was not adjusted for the Participant's age as of June 30, 2000.

         Interest Adjustments. Each Participant's KERP cash balance account shall be increased monthly from July 1, 2000 through December 31, 2001 at the same applicable annual interest rate used in augmenting the Participant's cash balance account under the SCANA Corporation Retirement Plan.

         Additional Benefit Credit. Each Participant's KERP cash balance account shall also be credited for periods from July 1, 2000 through December 31, 2001 with the portion of the present value of the projected KERP benefit the Participant otherwise earns during that period. This benefit credit as of the last day of any month would equal the difference between (A) the portion of the present value of the projected KERP benefit earned by the Participant as of the end of that month, and (B) the Participant's KERP cash balance account at the end of the prior month. The present value of the projected KERP benefit would be determined in the same manner as explained above in this Section B.2, but recognizing current base pay, additional benefit service and the applicable interest rate for the relevant period. Notwithstanding the foregoing, additional benefit credits are intended to be determined as of December 31, 2000 and December 31, 2001 on an annual basis; provided, however, that if a Participant terminates employment for any reason (including due to death) prior to December 31, 2001 or if a Change in Control occurs prior to December 31, 2001, the additional KERP benefit credits shall be recalculated as of the last day of the month in which such termination of employment or Change in Control occurs.

B.3 Transfer of KERP Cash Balance Account Benefits to this Plan. Effective as of July 1, 2001, the KERP was merged with and into this Plan and each KERP Participant's KERP cash balance account was credited to the Participant's "termination of employment" EDCP Ledger (as defined in Section 5). All KERP deferred amounts accumulated prior to January 1, 2002, shall be payable in a single sum cash distribution as soon as practicable after the earlier of the Participant's termination of employment or death.

B.4 "Freeze" of KERP Cash Balance Account Benefits. Effective as of December 31, 2001, all amounts attributable to transferred KERP account balances are not eligible for increases due to annual interest or benefit credit adjustments as set forth under Section B.2 above. Instead, all such amounts shall be transferred to EDCP Ledgers for affected Participants and automatically deferred to "termination of employment" EDCP Ledgers, subject to further adjustments to reflect earnings (or losses) attributable to Investment Options available under the Plan and elected by Participants (or Beneficiaries).

B.5 Status of KERP Cash Balance Account Benefits. Notwithstanding anything herein to the contrary, all amounts attributable to KERP cash balance account benefits reflect unsecured unfunded promises to pay amounts owed by the Corporation.

B.6 Termination of Appendix B. Except as provided in Section 8.5, the provisions of this Appendix B shall automatically terminate as of January 1, 2002, without any further action by the Company, the Board or the Committee, previously deferred amounts under this Appendix B shall continue to be administered pursuant to the otherwise applicable provisions of the Plan, and the remaining provisions of this Plan shall apply for all periods on and after January 1, 2002.